UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MARLIN BUSINESS SERVICES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Exhibit A

Marlin Capital Solutions Transaction Conference Call

April 19, 2021

Introduction: Lasse Glassen, Addo Investor Relations

Good morning and thank you for joining us today for Marlin Business Services Corp.’s call to discuss the transaction with HPS Investment Partners LLC that we announced earlier today. Jeff Hilzinger, Marlin’s President and Chief Executive Officer will lead today’s call.

Please note that some of the statements made today will be forward-looking and are made under the Private Securities Litigation Reform Act of 1995, as further described in the press release announcing this transaction, which is posted under Events & Presentations in the Investors section of the company’s website at www.marlincapitalsolutions.com. Such forward-looking statements represent only the company’s current beliefs regarding future events and are not guarantees of performance or results. Actual performance or results may differ materially from those projected or implied in such forward-looking statements due to a variety of factors, including but not limited to the factors described in our press release earlier today and under the headings “Forward-Looking Statements” and “Risk Factors” in Marlin’s periodic reports filed with the United States Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are also available in the “Investors” section of the company’s website. Investors are cautioned not to place undue reliance on such forward-looking statements.

During this call, we will discuss the Agreement and Plan of Merger, by and among Marlin Business Services Corp., Madeira Holdings, LLC and Madeira Merger Subsidiary, Inc, HPS Investment Partner’s merger subsidiary. You are strongly advised to read, when available, Marlin’s filings with the Securities and Exchange Commission, including its proxy statement or statements to be used in connection with the solicitation of proxies for the special meeting of shareholders to approve the transaction, because these documents will contain important information about the transaction and the participants’ interest in such transaction. These documents can be obtained, without charge, when available by accessing the Investors section of Marlin’s website at www.marlincapitalsolutions.com, or the SEC website at www.sec.gov.

The press release we issued today announcing the sale of the Company may also be accessed from the Investors section of our website.

With that, it’s now my pleasure to turn the call over to Marlin’s President and CEO, Jeff Hilzinger. Jeff?

Jeff Hilzinger, President & Chief Executive Officer

Thank you, Lasse.

Good morning and thank you everyone for joining us on today’s call, which is intended to address in greater detail the announcement we made this morning regarding the sale of Marlin to HPS.

We have entered into a definitive agreement for the sale of Marlin to HPS. The proposed transaction will be executed through the purchase of all of Marlin’s outstanding shares for $23.50 per share in an all cash transaction. The agreement does contain a mechanism for a purchase price adjustment whereby the aggregate consideration paid by HPS to Marlin shareholders may be reduced if the total costs to effect the de-banking of Marlin Business Bank exceed $8 million. At this time, we do not expect this provision to have a material impact on the consideration received. Following the closing, Marlin will become a private company and its shares will no longer be listed on NASDAQ.

Over the last 13 months we took a series of actions to navigate the uncertainties created by the Covid-19 pandemic and ultimately re-position our business for profitable growth as we begin to emerge from the economic conditions experienced during the pandemic. During this time, Marlin’s stock traded down to as low as $4.66 per share as we focused on managing credit performance and protecting the value of our loan and lease portfolio. As we continued to operate the business through the health crisis, we took decisive action to permanently reduce costs, re-organize our origination platform and accelerate investments to expand our digital capabilities.

As we continue to execute our business strategy, we believe the transaction represents a very attractive opportunity to deliver significant value to our shareholders, while simultaneously mitigating the risks and uncertainties associated with the continued execution of our digital initiative and the pace at which the small business economy ultimately recovers from the Covid-19 pandemic. We also believe that the Company will be able to improve its underlying competitiveness and execute its strategy more effectively without the governance and regulatory costs of being a publicly traded bank holding company. The sale price represents a 65% premium to our closing price on April 16, 2021 as well as a price to tangible book value ratio of 1.48 times based on book value as of December 31, 2020. We believe that HPS’s purchase price reflects Marlin’s intrinsic value and future capabilities and provides the best opportunity to maximize value for our shareholders.

The transaction agreement requires the satisfaction of certain standard closing conditions, including the receipt of certain regulatory approvals by both parties. In addition to standard closing conditions, the agreement also requires Marlin Business Bank to surrender its banking licenses and authority and terminate its FDIC insured deposits, a process we refer to as “de-banking”. This de-banking process will include, among other steps, the submission of a liquidation plan that will be subject to regulatory approval. The Company will also be required to secure interim financing as loans and leases are transferred out of Marlin Business Bank throughout the de-banking process. The transaction will also require Marlin shareholder approval and we will be filing a proxy statement in connection with the shareholder meeting at which the transaction will be presented for approval by our shareholders. Subject to the satisfaction of all closing conditions, which there can be no assurances will occur, we believe the transaction would likely close in the first quarter of 2022.

Lastly, I would like to reiterate that we are very pleased to have reached an agreement with HPS for the sale of Marlin. Not only do we believe the transaction provides the best opportunity to maximize value for our shareholders, but we are also excited about the future opportunities that this transaction can provide to our employees, partners and customers. Thank you for you continued support of Marlin and we look forward to providing updates on the progress of the transaction as they occur.